                                                                   EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


         By this Agreement, Medical Alliance, Inc. ("Employer"), located at 8200 Springwood Drive, Suite 200, Irving, Texas 75063, agrees to continue to employ Paul Herchman, of 201 Oakmont, Trophy Club, Texas 76262 ("Employee"). This Agreement is made and entered into this 1st day of January, 1994.

                                    RECITALS

         WHEREAS, Employer desires to continue to employ Employee, and Employee desires to perform services for Employer in the positions of President and Chief Executive Officer which will allow Employee access to various trade secrets and confidential information belonging to Employer and which will require Employee to perform services of a unique and special nature;

         WHEREAS, as a condition of Employee's employment, Employer desires to receive from the Employee certain covenants and agreements; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to these covenants, as this Agreement is a condition of Employee's continued employment and ancillary thereto, and does not purport to set forth all the terms of such employment.

                                   AGREEMENT

         NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, in consideration of ten and no dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Employer and Employee do hereby agree as follows:

         1. Term. Employer agrees to employ Employee and Employee agrees to accept employment with Employer, for a period of time beginning January 1, 1994, and continuing until terminated by: (a) Employer upon six-months prior written notice; or (b) Employee upon three-months prior written notice, in each case, unless terminated by either Employer or Employee pursuant to Section 2 below. Employer may, at its option, require Employee to vacate the premises at any time after any of such notices. In addition, if Employer terminates this Agreement, then upon receipt of such notice, Employee shall have the option of resigning at anytime prior to the termination date set forth in the notice or continuing to be employed until such specified termination date (although Employee shall not be required to devote the time and effort required in
Section 4 during such period, and paragraph (a)(5) below shall not be applicable). In any of the above circumstances, Employer shall be liable to Employee for salary and benefits through the termination date specified in the termination notice.

                 (a) This Agreement shall also terminate immediately on the occurrence of any one of the following events:

                 (1)      the death of Employee;

                 (2) the permanent disability of Employee (with permanent disability being determined by Employer's disability insurance carrier);

                 (3)      if the Employee commits any dishonest act towards
         Employer;

                 (4) if the Board of Directors of Employer believes that Employee has engaged in any activity involving fraud, dishonesty, moral turpitude or theft, it being understood and agreed that if Employee is not convicted of such act at the trial court level by a trial court of competent jurisdiction within two (2) years after the date of the termination notice, that Employer shall be liable for six
         (6) months salary hereunder, although this Agreement shall be deemed terminated as of the date of the notice to Employee of Employer's termination of this Agreement;

                 (5) if Employee fails to devote the time, effort and skill to Employer and his duties hereunder that a chief executive officer or president of a company of similar size and similar industry would devote to his company; or

                 (6) if Employee fails to follow any reasonable requirement, order or mandate of the Board of Directors of Employer.

         (b) Employee, at his option, may terminate this Agreement for "good reason" by giving written notice to Employer. For purposes hereof, "good reason" shall mean the occurrence of any of the following events: (i) Employee's title as President and Chief Executive Officer of Employer is changed; (ii) a decrease in Employee's compensation as provided in Section 3 (unless, however, Employer reduces the compensation of each member of executive management of Employer by at least an equal percentage); or (iii) Employer's principal executive offices are relocated more than fifty miles from its current executive offices. In the event of any such termination, Employee shall immediately cease to be employed by Employer, however, Employer shall continue to pay to Employee, Employee's then current monthly salary for a period of three (3) months following such termination.

         (c) Employee agrees to return on the date of termination or before, all of Employer's property in good condition, including medical instruments, medical supplies, office supplies, etc.

         (d) In the event of termination of this Agreement for any of the reasons set forth above, the Employee shall be entitled to the compensation earned prior to the date of termination, computed pro rata up to and including the date of termination.

         3. Compensation. Employee shall initially be paid a salary of $10,000 per month prorated for any partial month, along with the following additional consideration: (a) incentive bonus equal to 25% of the net increase in 1994 net income before taxes over 1993 net income before taxes up to an annual maximum bonus of $25,000, and 10,000 options on January 1, 1994 at $2.00 each expiring on September 16, 1999 and 30,000 options at $2.00 each expiring on September 16, 1999 if Employer's net income before tax exceeds $450,000 for 1994, which options shall be issued as of the date of the receipt by the Board of Directors of Employer of Employer's 1994 annual audit; (b) business expenses as described in Section 6; (c) a $1,000,000 key-man life insurance policy with Employee's family as the beneficiary; and
(d) upon closing, of the next round of equity financing of at least $1 million, a lump sum payment equal to the 1993 voluntary reduction of his salary ($10,000).

         4. Duties of Employee. Employee is employed as President and Chief Executive Officer. Employee shall devote the time, effort and skills to Employer and his duties hereunder that a chief executive officer or president of a company of similar size and similar industry would devote to his company. Employee's specific duties shall be to devote all of his time to the management of the company or other responsibilities delegated to Employee concerning providing medical equipment, including lasers, electrosurgical loops and hysteroscope for use by physicians in medical procedures on the physicians' patients. Additionally, Employee is required to perform other duties typical of a president and chief executive officer of a company of similar size in this industry. During the term of this Agreement, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior written consent of the Board of Directors of Employer.

         5. Employee Benefits. Employer agrees to include Employee and his family in the hospital, surgical and medical benefit plan adopted by Employer, as currently provided to other employees of Employer, and to provide to Employee such other benefits (or benefits comparable thereto) as are provided to Employee by Employer as of the date hereof.

         6. Business Expenses. Employee is authorized to incur reasonable expenses for promoting the business of Employer, including airfare, lodging, mileage, tolls, parking fees and long distance telephone calls made in the pursuit of the business of Employer. Employer will reimburse Employee for all such reasonable expenses upon Employee's presentation and itemized account of such expenditures. Employee shall receive a monthly car allowance of $350.

         Employee agrees to procure and maintain in force at his cost an automobile liability insurance policy covering any personal automobile used by Employee in performing his duties for Employer with Employer as a named insured for bodily injury in the minimum amount of $100,000 per person and $300,000 per occurrence and for property damage in the minimum amount of $50,000 in one accident. Employee agrees to provide Employer with a copy of Employee's insurance certificate evidencing such coverage at the beginning of each renewal period for the insurance.

         7. Covenant Not to Compete. Employee acknowledges that the services rendered to Employer by Employee have been and will continue to be of a special and unusual character which have a unique value to Employer and Employee has had or will have access to trade secrets and confidential information belonging to Employer, the loss of which cannot adequately be compensated by damages in an action at law. Employee acknowledges that Employer business and services are highly specialized, that the identity and particular needs of Employer customers and suppliers are not generally known, and that the documents and information regarding Employer's customers, suppliers, services, methods of operation, sales, pricing and costs are highly confidential and constitute trade secrets.

         During the term of Employee's employment with Employer and for a period of twelve (12) months following the termination of Employee's employment with Employer for any reason whatsoever, Employee:

         (a) will not, directly or indirectly, own, manage, operate, control, be employed by, perform services for, connected with the ownership, management, operation, or control of any business which performs services similar to or competitive with those provided by Employer or which provides medical equipment to any person or entity, in any territory where Employer conducts business or in any territory identified in Employer's business plan as a territory in which Employer intends to develop within the next twelve (12) months;

         (b) will not, either on his own account or for any person, firm, partnership, corporation or other entity, solicit, interfere with, or endeavor to cause any employee or Employer to leave his employment, or induce or attempt to induce any such employee to breach his employment agreement with Employer;

         (c) shall not solicit, induce or attempt to induce any past or current customer of Employer to cease doing business in whole or in part with or through Employer, or to business with any other person, firm, partnership, corporation or other entity. In this regard, Employer's customers include all insurance companies, physicians, clinics, health maintenance organizations, hospitals, surgical centers, and other health care providers who have ever been charged for, bought, rented, leased, or have been provided with any medical equipment being offered or provided for sale, rent or lease by Employer; and

         (d) Employee shall, from the date of this Agreement refrain from making disparaging, negative or other similar remarks concerning Employer or any of its affiliate any third party. Similarly, Employer and its affiliates shall, from the date of this Agreement refrain from making disparaging, negative or other similar remarks concerning Employee to third party.

         Employee acknowledges that this Covenant Not to Compete is reasonable, both in time and scope considering the special training Employee has received from Employer and the special knowledge about the business and customers of Employer that Employee has received Employee agrees that this Covenant Not To Compete is necessary in order to protect legitimate business interest of Employer and has been given by Employee in consideration of special training and knowledge provided to Employee by Employer.

         8. Covenant Against Disclosure of Confidential Information. During the term of Employee's employment with Employer and thereafter, Employee shall not use for any purpose or disclose to any person or entity any confidential information acquired during the course of employment with Employer. The term "confidential information" as used in this Agreement means any confidential information of Employer and its affiliates, including, but not limited to, documents, records, lists, and knowledge of Employer's customers, suppliers, methods of operation, processes, trade secrets, method of determination of prices, financial condition, profits, sales, net income and indebtedness as the same may exist from time to time and which is not otherwise available to the public domain.

         Employee shall not directly or indirectly copy, tape or remove from Employer's premises any of the Employer's books, records, customer lists or any other documents or materials that constitute confidential information except in connection with performance of duties hereunder. Employee agrees to return immediately to Employer any records of Employer which Employee has in his possession on the termination of Employee's employment.

         9. Representations of Employee. Employee represents and warrants to Employer that by continuing Employment with Employer, Employee is not in violation of any agreement between Employee and any other party, particularly any covenant not to compete included in any agreement with a previous employer. Employee agrees to hold Employer harmless from any and all claims, demands and causes of action (including reasonable attorneys " fees, expenses and court costs incurred for the defense of Employer) asserted against Employer by any third party because of the employment of Employee by Employer or because of the alleged violation of any agreement between Employee and a third party.

         10. Corporate Opportunities and Property Rights of Parties. Employee agrees to promptly and fully inform and disclose to Employer all business opportunities to which Employee becomes aware related to the selling, renting, leasing or providing of medical equipment, all inventions, designs, improvements and discoveries that Employee may have relating to the selling, renting, leasing, or providing of medical equipment during the term of this Agreement, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such opportunities, inventions, designs, improvements and discovery shall be the property of Employer and not Employee.

         11. Notices. Any notice or communication hereunder must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purpose of notice, the address of the parties shall be:










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
                          Employer:       Medical Alliance, Inc.
                                          8200 Springwood Drive, Suite 200
                                          Irving, Texas 75063
                                          Facsimile (214) 432-8959

                          Employee:       Paul Herchman
                                          201 Oakmont
                                          Trophy Club, Texas 76262

         Any party may change its address for notice by written notice given to the other parties in accordance with this Section 11.

         12. Enforcement. A party to this Agreement may enforce the duties and obligations prescribed by this Agreement in a court of competent jurisdiction by specific performance, injunction, money judgement, or any other remedy. It is the intent of each of the parties that the Covenants Not To Compete contained in Section 7 above be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable. If a party fails to perform any duty or obligation prescribed by this Agreement, and the other party recovers a judgment against the defaulting party, the prevailing party in the lawsuit is entitled to recover, in addition to his or its claims and costs, a reasonable amount as attorneys fees from the defaulting party and other reasonable expenses including premiums for bonds required for injunctive relief.

         13. Parole Evidence Rule. This instrument constitutes the entire Agreement of the parties concerning the subject matter of this Agreement and may not be contradicted by evidence of any prior agreement or any contemporaneous oral agreement. Neither party is relying on any representations except those representations which are specifically incorporated in this Agreement.

         14. Amendment. At the time this Agreement was executed, Employer was a Texas corporation with its principal place of business located in Irving, Texas. This Agreement, following its execution, was accepted by Employer in the State of Texas. BOTH PARTIES TO THIS AGREEMENT AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         15. Severability. If any provision of this Agreement is invalid or unenforceable, the provision shall be deleted, construed, modified or reformed to meet the minimum requirements to be valid and enforceable. Whether or not deleted, construed, modified or reformed to be valid and enforceable, the invalidity or unenforceability of any provision shall not affect the remainder of this Agreement, which shall remain in full force and effect.

         16. Binding Effect. This Agreement is binding on and shall inure to the benefit of the parties and their respective heirs, successors, administrators and assigns.

         17. Expenses. Each party shall bear its own costs and expenses (including attorneys' fees and expenses) in connection with the negotiation, execution and delivery of this Agreement, except that Employer shall pay up to $2,000 of the attorneys' fees and expenses of Employee relating hereto.

         EXECUTED as of the date first above written.


                                     EMPLOYER:

                                     MEDICAL ALLIANCE, INC.


                                     By:  [ILLEGIBLE]
                                        --------------------------------------

                                     Its: [ILLEBIGLE]
                                         -------------------------------------


                                      EMPLOYEE:

                                      /s/ PAUL HERCHMAN
                                      ----------------------------------------
                                      Paul Herchman
                                      Social Security Number: ###-##-####

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of the 27th day of June, 1995, by and between Medical Alliance, Inc., a Texas corporation (the "Company"), and Paul Herchman ("Employee"). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Agreement (as defined below).

                                  WITNESSETH:

        WHEREAS, the Company and Employee are parties to that certain Employment Agreement, dated as of January 1, 1994 (the "Agreement"); and

        WHEREAS, the Company and Employee have agreed to amend the Agreement to the extent provided herein;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

        1. Amendment to the Agreement. The Agreement shall be amended as follows:

        (a)     Paragraph 1(a)(3) shall be deleted in its entirety.

        (b) Paragraph 1(a)(4) shall be amended to read in its entirety as follows:

                        (4) if the Board of Directors of Employer believes in good faith that Employee has engaged in any activity in connection with the business of employer involving fraud, theft or a criminal act, or if Employee has engaged in a criminal activity involving moral turpitude, is being understood and agreed that if Employee is not convicted of such act at the trial court level by a trial court of competent jurisdiction within two (2) years after the date of the termination notice, that Employer shall be liable for six (6) months salary hereunder, although this Agreement shall be deemed terminated as of the date of the notice to Employee of Employer's termination of his Agreement;

        (c) Paragraph 1(1)(5) shall be amended to read in its entirety as follows:

                        (5) if Employee fails to devote the time and effort to Employer and his duties hereunder that a chief executive officer of president of a company of similar size and similar size and similar industry would devote to his company; or

        (d) A new paragraph (e) is hereby added to Section 1 of the Agreement, which paragraph shall read in its entirety as follows:

                        (e) In the event that Employee is terminated by the Company for any reason other than as set forth in Paragraphs 1(a)(3)-(6) or 1(b) above, then the Company agrees to use all reasonable commercial efforts to cause the removal of Employee's personal guarantee (the "Guarantee") of the Company's proposed $2,000,000 line of credit with NationsBank of Texas, N.A. In the event that the Company is unable to cause the removal of the Guarantee, in addition to any other compensation to which Employee may be entitled to receive hereunder, for every two months after such termination that the Guarantee remains in place, the Company shall pay to Employee one-month of his salary as provided in Paragraph 3 below (without any bonuses, options or other compensation) until such time as the Guarantee is so removed or is terminated; provided, however, that the maximum number of monthly payments under this paragraph 1(e) shall be six.

                2.      Miscellaneous.

                        (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                        (b) Paragraph headings are inserted herein for convenience only and do not form a part of this Amendment.

                        (c) Except as specifically amended herein, the Agreement shall remain in full force and effect.

                        (d) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                        MEDICAL ALLIANCE, INC.



                                        By: /s/ MICHAEL G. WALLACE
                                            -----------------------------
                                            Michael G. Wallace,
                                            Chief Financial Officer



                                            /s/ PAUL HERCHMAN
                                        ---------------------------------
                                            Paul Herchman

                                   APPENDIX A

Compensation: Effective January 1, 1996, Employee shall be paid a salary of $12,100 per month prorated for any partial month, along with the following additional considerations:

        (a) a bonus equal to $6,000 for each quarter the company's consolidated net income before taxes and after bonus expense meets or exceeds budgeted net income during 1996. This bonus is non-cumulative and begins with the month of January. (b) a year end bonus of $18,000 if the company's 1996 annual consolidated net income before taxes and after bonus expense meets or exceeds $1,467,000. (c) an additional year end bonus of $25,000 if the company's 1996 annual consolidated net income before taxes and after bonus expense meets or exceeds $1,793,000. (d) an additional year end bonus of $10,000 if the company's 1996 annual consolidated net income before taxes and after bonus expense meets or exceeds $2,037,000. (e) an additional year end bonus of $10,000 if the company's 1996 annual consolidated net income before taxes and after bonus expense meets or exceeds $2,445,000. (f) an additional year end bonus of $15,000 if the company's 1996 annual consolidated income before taxes and after bonus expense meets or exceeds $2,852,500. (g) business expenses as described in paragraph 7.

ALL LOANS OR ADVANCES OWED TO MAI WILL BE PAID BACK BY THE EMPLOYEE BEFORE ANY YEAR END BONUSES WILL BE PAID. THIS APPENDIX A INCLUDES THE ENTIRE COMPENSATION PACKAGE OF THE EMPLOYEE AND BY SIGNING BELOW, THE EMPLOYEE ACKNOWLEDGES THE RECEIPT OF ANY AND ALL PRIOR COMPENSATION DUE HIM.

        EFFECTIVE for all purposes as of the 1st day of January, 1996.

        EMPLOYER:                       Medical Alliance, Inc.



                                        By: /s/ MIKE WALLACE
                                            -----------------------------------
                                            Mike Wallace, Senior Vice President



        EMPLOYEE:                           /s/ PAUL HERCHMAN
                                            -----------------------------------
                                            Paul Herchman



                                            ###-##-####
                                            -----------------------------------
                                            Social Security Number

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of the 1st day of August, 1996, by and between Medical Alliance, Inc., a Texas corporation (the "Company"), and Paul Herchman ("Employee"). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Agreement (as defined below).

                             W I T N E S S E T H :

         WHEREAS, the Company and Employee are parties to that certain Employment Agreement, dated as of January 1, 1994 and amended as of June 27, 1995 (collectively, the "Agreement"); and

         WHEREAS, the Company and Employee have agreed to amend the Agreement to the extent provided herein;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

         1. Amendment to the Agreement. The Agreement shall be amended as follows:

                 (a) The first complete sentence of Paragraph 1 shall be amended to read in its entirety as follows:

                 Employer agrees to employ Employee and Employee agrees to accept employment with Employer, for a period of time beginning January 1, 1994, and continuing until terminated by:
                 (a) Employer upon twelve months prior written notice; or (b) Employee upon three months prior written notice, in each case, unless terminated by either Employer or Employee pursuant to
                 Section 2 below.

         2.  Miscellaneous.

                 (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                 (b) Paragraph headings are inserted herein for convenience only and do not form a part of this Amendment.

                 (c) Except as specifically amended herein, the Agreement shall remain in full force and effect.

                 (d) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                        MEDICAL ALLIANCE, INC.


                                        By: /s/ MICHAEL G. WALLACE
                                            -----------------------------------
                                            Michael G. Wallace,
                                            Chief Financial Officer

                                            /s/ PAUL HERCHMAN
                                            -----------------------------------
                                            Paul Herchman